Press release	Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal 2007 First Quarter Results

Oxford, CT — August 8, 2006 — RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter ended July 1, 2006.

First Quarter Highlights

•                  14.0% growth in revenue year-over-year to $75.2 million

•                  22.0% growth in gross margin to $23.5 million or 31.2% of net sales

•                  29.8% growth in operating income to $13.5 million

•                  Net income of $5.0 million

•                  Net income of $7.3 million excluding the tax-effected non-cash loss on early extinguishment of debt, 119.4% growth compared to same period last year

•                  Diluted EPS of $0.24 per share

•                  Diluted EPS of $0.35 per share excluding the tax-effected non-cash loss on early extinguishment of debt, 84.2% growth compared to same period last year

“We are pleased to report strong sales and earnings for the first quarter of fiscal 2007,” stated Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer. “Demand in our end markets remained strong, and these trends, coupled with solid execution produced these results. Our priorities have remained consistent — growing our customer base, expanding our product offerings, and reducing costs. I am encouraged by the success we have achieved through these initiatives and look forward to continued progress on these objectives as we move through fiscal 2007.”

First Quarter Results

Net sales for the first quarter of fiscal 2007 were $75.2 million, an increase of 14.0% from $66.0 million in the first quarter of fiscal 2006. Gross margin for the first quarter rose 22.0% to $23.5 million compared to $19.3 million for the comparable period last year. Gross margin as a percentage of net sales improved to 31.2% in the first quarter of fiscal 2007, compared to 29.2% for the same period last year.

Operating income increased 29.8% to $13.5 million for the first quarter of fiscal 2007 compared to $10.4 million for the comparable period last year. Operating income, as a percentage of net sales, was 17.9% for the first quarter of fiscal 2007 compared to 15.7% for the same period last year.

For the first quarter of fiscal year 2007, the Company reported net income of $5.0 million, compared to net income of $3.3 million in the same period last year.  Excluding the tax-effected non-cash loss on early extinguishment of debt, net income would have been $7.3 million, a 119.4% increase over first quarter fiscal year 2006.

Segment Results

The Plain Bearing segment achieved net sales of $34.0 million for the first quarter fiscal 2007, an increase of $7.6 million, compared to $26.4 million for the same period last year.  The Roller Bearing segment achieved net sales of $24.2 million for the first quarter of fiscal 2007, a decrease of $0.2 million, compared to $24.4 million for the same period last year.  The Ball Bearing segment achieved net sales of $12.2 million, an increase of $1.6 million, compared to $10.6 million for the same period last year. The Other segment achieved net sales of $4.8 million for the first quarter fiscal 2007, an increase of $0.3 million, compared to $4.5 million for the same period last year.

Secondary Equity Offering

On April 18, 2006, pursuant to a purchase agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets and Robert W. Baird & Co., the Company and the selling shareholders sold 8,989,550 shares of the Company’s common stock. The Company sold a total number of 2,994,021 shares in the offering and the selling stockholders sold a total of 5,995,529 shares. The offering yielded aggregate net proceeds to the Company of $57.8 million after payment of the underwriting discount and offering expenses.  The full amount of the net proceeds was used to prepay debt.

New $150.0 Million Revolving Credit Facility

On June 26, 2006, RBC Bearings established a new $150.0 million five-year senior secured revolving credit facility. The new facility provides more favorable terms and conditions, better pricing and provides greater liquidity to the Company.  Terms of the facility include a $150.0 million revolver with an option to borrow an additional $75.0 million under certain circumstances. The facility pricing is grid based, with initial pricing that is approximately 175 basis points lower than the Company’s prior credit facility. The Company used approximately $78.0 million of borrowings under the new credit facility to retire $78.0 million of term loan debt outstanding under its prior credit facility and replaced $21.4 million of outstanding letters of credit.  As a result, in the first quarter fiscal 2007, the Company recorded a non-cash charge of approximately $3.6 million in deferred debt issuance costs associated with the early termination of the facility that was replaced.

Outlook

“We saw strong demand from our markets in the first quarter and a small shift of revenues from the second quarter to the first.  Consequently, we anticipate some moderation of our top-line performance in the July thru September period.  At this point, we feel very positive about the outlook for the balance of our fiscal year 2007.  In fact, we continue to experience strong demand for most of our key market sectors and I expect to see continued expansion of our operating margins as a result of the manufacturing and product management initiatives we put in place over the past several years,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its second fiscal quarter of 2007 to be as follows:

•                  Net sales in the range of $68.0 - $71.0 million

•                  Operating income in the range of $11.0 - $12.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-659-1942 (international callers dial 617-614-2710) and enter conference call ID # 12951526.  An audio replay of the call will be available beginning at 12:30 p.m. ET on Tuesday, August 8, until 11:59 p.m. ET on Tuesday, August 22. The replay can be accessed by dialing 888-286-8010 and entering conference call ID # 96251666.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people and operates 15 manufacturing facilities in three countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K on June 16, 2006.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Lauren Murphy
800-281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	July 1, 2006	July 2, 2005
Net sales	$75,231	$66,001
Cost of sales	51,722	46,725
Gross margin	23,509	19,276

Operating expenses:
Selling, general and administrative	9,627	8,494
Other, net	384	384
Total operating expenses	10,011	8,878

Operating income	13,498	10,398

Interest expense, net	2,162	5,129
Loss on early extinguishment of debt	3,576	—
Income before income taxes	7,760	5,269
Provision for income taxes	2,736	1,924
Net income	5,024	3,345

Preferred stock dividends	—	(599)
Participation rights of preferred stock in undistributed earnings	—	(630)
Net income available to common stockholders	$5,024	$2,116

Net income per common share:
Basic	$0.25	$0.34
Diluted	$0.24	$0.19

Weighted average common shares:
Basic	20,088,482	6,202,767
Diluted	20,913,218	10,996,658

Reconciliation of Reported Net Income and Net Income Per Common Share to
Adjusted Net Income and Adjusted Net Income Per Common Share:

	Three Months Ended
	July 1, 2006	July 2, 2005
Reported net income	$5,024	$3,345
Loss on early extinguishment of debt, tax effected	2,315	—
Adjusted net income	$7,339	$3,345

Preferred stock dividends	—	(599)
Participation rights of preferred stock in undistributed earnings	—	(630)
Net income available to common stockholders	$7,339	$2,116

Adjusted net income per common share:
Basic	$0.37	$0.34
Diluted	$0.35	$0.19

Weighted average common shares:
Basic	20,088,482	6,202,767
Diluted	20,913,218	10,996,658

Selected Financial Data:

	Three Months Ended
	July 1, 2006	July 2, 2005
Depreciation and amortization	$2,403	$2,488

Cash provided by operating activities	$12,909	$5,197

Capital expenditures	$2,611	$2,630

Total debt	$90,715	$215,442

Cash	$9,057	$1,074

Total debt minus cash	$81,658	$214,368

Backlog	$167,457	$136,401